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                                                                      EXHIBIT 21
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                   SUBSIDIARIES OF COMVERSE TECHNOLOGY, INC.


                                             Jurisdiction of
Subsidiary Corporation                        Incorporation

Comverse Government Systems Corporation        New York
Interactive Information Systems Corporation    Delaware
Startel Corporation                            California
CTI Capital Corporation                        Delaware
Applied Silicon Inc. Canada                    Ontario, Canada
Efrat Future Technology Ltd.                   Israel
Telemesser Ltd.                                Israel
Comverse Investments Ltd.                      Israel
Comverse Technology (Europe) Ltd.              United Kingdom
Comverse Asia Pacific Limited                  Hong Kong
Comverse Technology GmbH                       Germany
Comverse Technology Nordic Oy                  Finland